Exhibit 3.9

CERTIFICATE OF FORMATION

OF

HILTON WASHINGTON LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company under the provisions, and subject to the requirements, of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code, and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST:	The name of the limited liability company is
HILTON WASHINGTON LLC

SECOND. The address of its registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805. The name of its registered agent at such address is CORPORATION SERVICE COMPANY.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on August 11, 1999.

/s/ David Marote
David Marote, Authorized Person

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF FORMATION

OF

HILTON WASHINGTON LLC

It is hereby certified that:

1.	The name of the limited liability company (hereinafter called the “limited liability company”) is Hilton Washington LLC

2.	The limited liability company’s Certificate of Formation is hereby amended by striking out Article First thereof and by substituting in lieu of said Article the following new Article:

FIRST.	The name of the limited liability company is
Grand Vacations Realty, LLC

3.	The amendment herein certified shall become effective on the date this Certificate of Amendment is filed with the Delaware Secretary of State.

Executed on December 13, 1999.

/s/ Dieter H. Huckestein
Dieter H. Huckestein
Authorized Person

CERTIFICATE OF MERGER

OF

GRAND VACATIONS REALTY, INC.

(a Delaware corporation)

AND

GRAND VACATIONS REALTY, LLC

(a Delaware limited liability company)

It is hereby certified that:

1.	The constituent business entities participating in the merger herein certified are:

(i)	Grand Vacations Realty, Inc., a corporation which is incorporated under the laws of the State of Delaware; and

(ii)	Grand Vacations Realty, LLC, a limited liability company which is organized under the laws of the State of Delaware.

2.	An Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the aforesaid constituent business entities in accordance with the provisions of subsection (c) of Section 264 of the General Corporation Law of the State of Delaware and subsection (b) of Section 18-209 of the Delaware Limited Liability Company Act.

3.	The name of the surviving limited liability company in the merger herein certified is Grand Vacations Realty, LLC, which will continue its existence as said surviving limited liability company under its present name upon the effective date of said merger pursuant to the provisions of the Delaware Limited Liability Company Act.

4.	The executed Agreement of Merger between the aforesaid constituent business entities is on file at a place of business of the aforesaid surviving limited liability company, the address of which is as follows:

6355 MetroWest Blvd., Suite 180

Orlando, FL 32835

5.	A copy of the aforesaid Agreement of Merger will be furnished by the aforesaid surviving limited liability company on request, and without cost, to any member of the aforesaid surviving limited liability company or any person holding an interest in the terminating corporation.

6.	The Agreement of Merger between the aforesaid constituent business entities provides that the merger herein certified shall be effective on December 31, 1999.

Dated: December 15, 1999

	Grand Vacations Realty, Inc.		Grand Vacations Realty, LLC

By:	/s/ Antoine Dagot	By:	/s/ David Pontius

	Antoine Dagot		David Pontius
	Name		Name

	President		Management Committee Member
	Title		Title